EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement and related Prospectus of Incyte Corporation for the registration of $250,000,000 of its 3½% Convertible Subordinated Notes due 2011 and 22,824,625 shares of its common stock and to the incorporation by reference therein of our report dated January 30, 2004, except for Note 15, as to which the date is March 5, 2004, with respect to the consolidated financial statements and schedule of Incyte Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG

Palo Alto, California

April 22, 2004